Exhibit 10.7
Kokua Bonus Plan
(Amended and Restated December 5, 2014)

Overview:

The objective of the Kokua Bonus Plan (the “Plan”) is to motivate and reward performing eligible employees for their contributions to salesforce.com’s (the “Company”) success by aligning the goals of each employee with those of the Company.

Effective Date:

This Plan is amended and restated effective February 1, 2015. This Plan replaces or supersedes all previous Kokua bonus plan documents, plan descriptions, and Kokua bonus practices under which employees were previously eligible; provided, however, that amounts earned but unpaid under such previous plans will be paid in accordance with their terms.

Bonus Period:

Unless determined otherwise by the Administrator, the Plan performance period coincides with the Company’s fiscal year from February 1st to January 31st (“Bonus Period”) and, subject to the Section 409A provisions below, bonuses under the Plan (“Bonus Awards”) will be paid at times determined by the Administrator. Previous timing of Bonus payments does not dictate timing of future bonus payments, if any.

Eligibility:

Unless the Administrator (as defined below) determines otherwise with respect to an employee, an employee is eligible to participate in the Plan if the employee meets all of the criteria listed below. In order for an employee to be eligible to receive any Bonus Award under this Plan, the employee must:

o
Be an active, regular, full-time, part-time or fixed term employee of the Company (or Company subsidiary or affiliate). For the avoidance of doubt, for purposes of the Plan, active employment includes being on a Company-approved leave of absence

o	Be an employee on the Company’s (or a Company subsidiary’s or Company affiliate’s) payroll on the date of the bonus payment

o	Be performing at or above his or her leadership’s expectations

o
Not be on a commission, departmental bonus, Management by Objective, or Marketing Cloud or other ExactTarget bonus plan, or other bonus or incentive compensation plan or arrangement designated by the Administrator, in each case, unless otherwise approved prior to the date the bonus payment is distributed by the Administrator

o
Have submitted, through such means as determined by the Company, his or her V2MOM (or other employee individual performance objectives, if so determined by the Administrator) for the applicable fiscal year by the applicable deadline established by the Company, unless the Administrator determines that such submission will not be required for the employee (including through a waiver of such requirement at any time prior to the payment date of a Bonus Amount, if any, to the applicable employee for the applicable Company fiscal year). Notwithstanding the foregoing, unless and until the Administrator determines otherwise, an employee on a Company-approved leave of absence during such times as determined by the Company (for purposes of clarity, a Company-approved leave of absence does not include paid-time off, vacation, sabbatical, or similar time off arrangements), shall not be subject to such submission requirements. If the Administrator determines otherwise pursuant to the prior sentence, such V2MOM (or other applicable employee individual performance objectives) submission requirements as the Administrator determines shall apply instead

o	Have met such other requirements as the Administrator has determined to be applicable for the relevant Bonus Period

The Administrator may waive or modify any eligibility criteria otherwise applicable to an employee at any time prior to the date a bonus payment, if any, otherwise is or would be distributed to the employee under the Plan for the applicable Bonus Period.

Performance Objectives and Plan Components:
Notwithstanding any contrary provision of the Plan, the Administrator, in its sole discretion, will determine the performance objective or objectives applicable to any potential Target Bonus (or portion thereof). Until and unless the Administrator determines otherwise, the Plan will be comprised of two components: Company performance and individual performance.

Company Performance
“Company Performance” is based on the Company’s achievement of such performance objective or objectives as the Administrator may determine to be applicable for the Bonus Period (and which objectives may differ by Pool (as defined below), by employee or group of employees, or on such other basis as the Administrator deems appropriate). Performance objectives included in the determination of Company Performance may include, but are not limited to, any one or more of bookings, customer attrition, non-GAAP operating income, revenue, and operating cash flow, or other metric or metrics determined by the Administrator to be appropriate. Until and unless the Administrator determines otherwise, while Company Performance remains a component of the Plan for a Bonus Period, after the close of the Bonus Period, a “Corporate Multiplier” will be assigned based on the level of Company Performance.

Individual Performance
Unless and until the Administrator determines otherwise, after the close of the Bonus Period, each applicable employee will be assigned an Individual Multiplier based on such employee’s levels of performance (as determined by the Administrator with respect to any Section 16 Officer and, until and unless the Administrator determines otherwise, the employee’s manager with respect to any employee that is not a Section 16 Officer) and other factors as deemed appropriate. If determined by the Administrator to be appropriate, each eligible employee, along with his or her manager, will establish key “Individual Performance Objectives,” with the final Individual Performance Objectives for an eligible employee to be determined by the Administrator with respect to any Section 16 Officer and, until and unless the Administrator determines otherwise, by the employee’s manager with respect to any employee that is not a Section 16 Officer. Individual Performance Objectives may include, but are not limited to any one or more of individual objectives, developmental areas, and career development, project completion, operational targets, financial targets, any other quantifiable goal relating to the Company’s V2MOM and the employee’s individual performance, or any other metric or metrics determined to by the Administrator to be appropriate. The Administrator may periodically review the objectives to evaluate, update, adjust or validate them, and the levels of performance against such Individual Performance Objective may impact the determination of the employee’s Individual Multiplier.
Funding of the Kokua Bonus Pool:

For each Bonus Period, the Company will create one or more Kokua Bonus Pools (together, the “Pools” and each, a “Pool”), which Pools may be established before, during or after the applicable Bonus Period. Bonus Awards for a Bonus Period will be paid from the Pools. Until and unless the Administrator determines otherwise, for each Bonus Period, the Company will create three Pools, each of which are to be funded based on the achievement of such performance objective or objectives as the Administrator will determine (and which objectives may differ by Pool, by employee or group of employees, or on such other basis as the Administrator deems appropriate). Until and unless the Administrator determines otherwise, the Pools will be funded based on the achievement of Company Performance objectives (as indicated based on the Corporate Multiplier and as set for the applicable Pool) for the applicable Bonus Period. Until and unless the Administrator determines otherwise, the three Pools will be for 1) Director level (including Senior Director and any other categories of Director) and below positions (the “Director & Below Pool”); 2) Vice President and above positions (excluding Section 16 Officers) (the “VP & Above Pool”),; and 3) the Company’s Section 16 Officers (the “Section 16 Officer Pool”). For purposes of the Plan, “Section 16 Officer” means an employee of the Company (or its affiliate) who is subject to Section 16 of the Securities Exchange Act of 1934, as amended.

The objectives set forth above and the funding of the Pools are subject to approval by the Administrator. The Administrator may increase or decrease (including to zero) the funding of any Pool. The Pools are intended to represent discrete bonus funding allocations for those levels. However, subject to the approval of the Administrator, funding of the Section 16 Officer Pool and VP & Above Pool may be decreased and all or a portion of the decrease may be shifted to the Director & Below Pool.

The Administrator may determine that a minimal level of achievement must be obtained by the Company to fund the Pools. The minimum level of performance, if any, necessary to fund the Pools will be determined by the Administrator (and may differ by Pool, by employee or group of employees, or on such other basis as the Administrator deems appropriate). Once the Company achieves its minimum performance (if any), the Pools will continue to be funded as the Company’s performance increases until the Company’s maximum goals under the Plan are achieved. The Administrator may set maximum performance levels and multipliers for a Bonus Period (which maximums may differ by Pool, by employee or group of employees, or on such other basis as the Administrator deems appropriate). Notwithstanding the foregoing, until and unless changed by the Administrator, the maximum corporate funding multiplier for the Section 16 Officer Pool is set at 100%, and the maximum corporate funding multiplier for the VP & Above Pool and the Director & Below Pool is 110%.

Target Bonus:

The “Target Bonus” under the Plan for any eligible employee for a Bonus Period will be set by the Administrator (which Target Bonus may be expressed as a percentage of the eligible employee’s annual base salary or other earnings components (as selected by the Administrator) for the Bonus Period, a fixed dollar amount, or such other amount or based on such other formula as the Administrator determines). The Administrator may modify an eligible employee’s Target Bonus for a Bonus Period at any time prior to the end of such Bonus Period.

Awarding Bonuses:

Subject to the discretion of the Administrator, the amount of an eligible employee’s Bonus Award, if any, for a Bonus Period is determined based on the level of funding (if any) of the Pools, the employee’s Individual Multiplier (if applicable), the employee’s Target Bonus, such other metrics the Administrator has determined to be applicable for the Bonus Period, and date of hire or eligibility under the Plan. Until and unless the Administrator determines otherwise, when, and if, the Pools fund, designated managers will recommend an Individual Multiplier for an eligible employee based on the employee’s individual performance, the allocated Pool for the Bonus Period, date of hire, and any other matters as the Administrator deems appropriate. The fact and amount of a Bonus Award, if any, is at the sole discretion of the Administrator and may be less than, equal to or greater than the employee’s Target Bonus or the amount that would otherwise result based on the Individual Multiplier recommended by the employee’s manager and may vary from employee to employee.

Notwithstanding anything herein to the contrary, and subject to any continued employment requirements of the Plan, during a Bonus Period, the Administrator may, in its discretion, choose to pay all or a portion of a then-current employee’s Target Bonus for the Bonus Period without regard to whether the applicable Pool has been funded or Company Performance Objectives or Individual Performance Objectives have been achieved and without regard to the Corporate Multiplier or Individual Multiplier assigned, including paying all or a portion of a Bonus Amount prior to the end of the Bonus Period. For purposes of clarity, if such a Bonus Award is paid, the Administrator may determine that any later Bonus Award for such Bonus Period will be reduced by all or a portion of the amount of the earlier payment.

Except as provided above or otherwise determined by the Administrator, an employee who does not meet his or her manager’s or the Administrator’s expectations with respect to individual performance will not receive any Bonus Award under this Plan.

Bonus Award payments are subject to the approval of the Administrator. The Administrator retains the right to increase, decrease, pro-rate or eliminate an individual Bonus Award or to increase, decrease, pro-rate or eliminate Bonus Awards collectively as the Administrator deems necessary or appropriate.

All Bonus Awards paid under the Plan will be subject to all applicable tax withholdings.

Pro-Rated Bonus Awards:

Unless determined otherwise by the Administrator, for any employee hired after the first day of the Bonus Period, Bonus Awards, if any, will be pro-rated on such basis as the Administrator determines to be appropriate. An employee who leaves the Company and is re-hired within the same Bonus Period may be eligible to receive a pro-rated Bonus Award based solely on the employee’s re-hire date or on such other basis as the Administrator determines to be appropriate. The Administrator also may pro-rate Bonus Awards, if any, in connection with an employee’s leave of absence or on any other basis the Administrator deems appropriate.

Promotions/Transfers:

Unless determined otherwise by the Administrator, an employee who transfers into or out of a Plan-eligible job may be eligible for a pro-rated Bonus Award based on the period of time spent in the Kokua Bonus Plan-eligible position (or on such other basis as the Administrator determines to be appropriate) provided such employee has been actively employed during the Bonus Period and performing at an acceptable level, the relevant Pool has funded, and he or she is an active employee of the Company (or a Company subsidiary or Company affiliate) when bonuses are paid.

Unless determined otherwise by the Administrator, if any employee transfers from one Plan-eligible position to another Plan-eligible position (with a higher, lower, or same Target Bonus), the employee’s Bonus Award, if any, will be calculated based on the employee’s pro-rated Target Bonus and metrics on which the Target Bonus are based (e.g., annual base salary) in each position at the end of the applicable Bonus Period, and then applying the Corporate Multiplier and Individual Multiplier as provided under the Plan, subject to the discretion of the Administrator. The pro-rated Target Bonus for each Plan-eligible position will be determined based on the number of months during the Bonus Period the employee spent in that position.

Employees who transfer from one country’s payroll to another’s will be paid in accordance with the mobility practice in place at the time of payment, and in accordance with applicable local laws, subject to the discretion of the Administrator.

Termination of Employment:

Unless otherwise provided by applicable law or otherwise provided by the Administrator, an employee who ceases employment with the Company (and the Company’s subsidiaries and affiliates) for any reason prior to the date bonuses are paid for a Bonus Period will not be eligible for and will not earn any Bonus Award for that Bonus Period. In the case of death, permanent disability or exceptional circumstances, deviations from eligibility under the Plan may be approved and reviewed by the Administrator or the SVP, Employee

Success on a case-by-case basis; provided that any deviation with respect to a Section 16 Officer must be approved by the Compensation Committee.

Administrator:

The Plan will be administered by the Administrator. The “Administrator” means, with respect to a Section 16 Officer and the Section 16 Officer Pool, the Compensation Committee of the Company’s Board of Directors (the “Compensation Committee”). With respect to all other employees and the VP & Above Pool and Director & Below Pool, the “Administrator” means individually or collectively, the Company’s Chief Executive Officer, the Company’s Chief Financial Officer, any member of the Executive Committee of the Company or such other Company officers as may be delegated authority by the Compensation Committee; provided, however, that the Compensation Committee or the Company’s Board of Directors may, at any time, elect to act in whole or in part in the capacity of Administrator.

The Administrator, in its sole discretion and on such terms and conditions as it may provide, may delegate all or part of its authority and powers under the Plan to one or more members of the Company’s Board of Directors or one or more officers or employees of the Company; provided, however, that the Compensation Committee may not delegate its authority as Administrator with respect to Section 16 Officers other than to the Company’s Board of Directors. If the Administrator delegates any authority for the administration of the Plan, the term “Administrator” will include the individuals delegated such authority with respect to such authority.

Section 409A:

Bonuses, if any, under the Plan will be paid at the time or times determined by the Administrator, but in all cases no later than as soon as practicable following the end of the applicable Bonus Period to which the bonus relates. In no event will bonuses, if any, under the Plan be paid later than the later of (1) the fifteenth day of the third month following the end of the first Company fiscal year in which the applicable Bonus is no longer subject to a substantial risk of forfeiture (within the meaning of Section 409A), or (2) the fifteenth day of the third month following the end of the first calendar year in which the applicable Bonus Amount is no longer subject to a substantial risk of forfeiture (within the meaning of Section 409A); further, in all cases, Bonus Amounts, if any, under the Plan will be paid within ninety days following the end of the applicable Bonus Period to which the bonus relates. It is intended that all bonuses payable under this Plan will be exempt from the requirements of “Section 409A” (as defined below) pursuant to the “short-term deferral” exemption or, in the alternative, comply with the requirements of Section 409A so that none of the payments and benefits to be provided under this Plan will be subject to the additional tax imposed under Section 409A, and any ambiguities or ambiguous terms herein will be interpreted to so comply or be exempt. Further, if and to the extent necessary to avoid subjecting an employee to additional taxation under Section 409A, payment to an employee of all or a portion of any severance-related payment of a bonus under the Plan, and any other severance payments to the employee that are deferred compensation for purposes of Section 409A, will be delayed until the date that is six months and one day following the employee’s separation from service. Each payment and benefit payable under this Plan is intended to constitute a separate payment for purposes of Section 1.409A-2(b)(2) of the Treasury Regulations. The Company may, in good faith and without the consent of any participant, make any amendments to this Plan and take such reasonable actions as it deems necessary, appropriate or desirable to avoid imposition of any additional tax or income recognition under Section 409A prior to actual payment to the participant. “Section 409A” means Section 409A of the Internal Revenue Code of 1986, as amended, and the regulations and guidance thereunder, as they may be amended or modified from time to time, and any applicable state law equivalents.

Modification, Interpretation, and Termination of the Plan:

The Plan, as set forth in this document, represents the general guidelines the Company intends to utilize to determine what Bonus Award payments, if any, will be paid. The Administrator reserves the right to modify or terminate the Plan, at any time, with or without written notification; provided that any modification or termination impacting a Section 16 Officer must be approved by the Compensation Committee or the Company’s Board of Directors. The Administrator will have the full power and authority to interpret and administer the Plan and will be the sole arbiter of all manners of interpretation and application of the Plan. All determinations and decisions made by the Administrator or any delegate of the Administrator pursuant to the provisions of the Plan are in the Administrator’s sole discretion, will be final, conclusive, and binding on all persons, and will be given the maximum deference permitted by law. For avoidance of doubt, Administrator determinations and decisions under this Plan may differ from Bonus Period to Bonus Period, from Pool to Pool, from employee to employee or on such other basis, consistent with applicable law, as the Administrator deems appropriate.

The existence of, or an employee’s eligibility for, this Plan will not be deemed to give the employee the right to be retained in the employment of the Company and will not change employees’ at-will employment status, where applicable. The Plan is strictly non-contractual and does not form part of any employee’s terms and conditions of employment, or part of any employee’s employment contract. The Plan will not be deemed to constitute a contract of employment with any participating employee, nor be deemed to be consideration for the employment of any participant.